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                                                                     Exhibit 16

October 20, 1999





Officer of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549




Dear Sir/Madam:

We have read the first sentence of the first paragraph and the second, third, and fourth paragraphs of Item 4 included in the Form 8-K dated October 20, 1999, of MedicalControl, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


By:  /s/ Randall D. Imhoff
     -------------------------------
     Randall D. Imhoff

DHM

Copy to:
Bob E. Buddendorf
MedicalControl, Inc.